Exhibit 10.1

September 15, 2013

Andrew Wilson

Dear Andrew,

On behalf of the Board of Directors of Electronic Arts Inc., I am pleased to offer you the position of Chief Executive Officer commencing on September 17, 2013 at a base salary of $800,000 annualized, minus applicable deductions. As CEO you will report directly to the Board of Directors. You will be appointed to the Board of Directors effective September 17, 2013.

You will be eligible to participate in our discretionary bonus program. Your discretionary bonus target will be 150% of your salary. Bonus payments are calculated and paid based on the achievement of various individual and company performance objectives, as established and evaluated by the Board of Directors. You must be employed by EA at the time bonuses are paid to receive a bonus payment.

The Board of Directors has approved the grant of a non-qualified stock option to purchase a total of 1,000,000 shares of common stock of Electronic Arts, in accordance with our 2000 Equity Incentive Plan. The option will vest as follows:

•	24% of the option shares will vest on November 1, 2014; and

•	an additional 2% will vest on the first calendar day of each month thereafter for the following 38 months.

The option will be priced and granted at the close of market on the second trading day following our release of Q2 FY14 earnings results. You will receive more details regarding this Award from Stock Administration after the grant date.

For your information, I have enclosed several documents, including an overview of our benefits programs and EA’s Global Code of Conduct. Other EA policies and procedures are available on EA’s intranet.

In the course of your work, you will have access to proprietary materials and concepts. Our offer is contingent upon your returning a signed copy of Electronic Arts’ New Hire/ Proprietary Information Agreement, which is attached. Two copies are enclosed for signature (please keep one for your own records). Please return a signed copy by 5:00 pm California time on September 16, 2013.

This offer of employment is also contingent upon your providing Electronic Arts with proof that you have the legal right to work in the United States. In addition, Electronic Arts will conduct a background check pursuant to a written notice you will receive under separate cover, and this offer is contingent upon the results of such check being acceptable to EA.

This offer letter contains the entire understanding between you and Electronic Arts as to the terms of your employment offer and specifically supersedes all previous discussions you may have had with anyone at Electronic Arts regarding those terms.

This offer of employment is valid until 5:00 pm California time on September 16, 2013. If you have not accepted by this time, we will assume that you have declined the offer. If you accept this offer, please sign below and return both pages of the original offer letter to Gabrielle Toledano in the enclosed envelope.

Please join our team and help us be the place where GREAT people create and deliver GREAT games.

If you have any questions regarding this offer, please feel free to contact me.

Sincerely,

/s/ Larry F. Probst, III

Larry F. Probst, III

Executive Chairman

Electronic Arts

Enclosures

Accepted by candidate:	Date:

/s/ Andrew Wilson	September 15, 2013

cc:	Gabrielle Toledano, for distribution to Personnel File

ELECTRONIC ARTS INC.

NEW HIRE/PROPRIETARY INFORMATION AGREEMENT

In consideration of my employment by Electronic Arts (which together with its affiliates and subsidiaries, if any, will hereinafter collectively be called the “Company”), and the compensation paid to me by the Company from time to time, I hereby represent to and agree with the Company as follows:

1. I understand that the Company is engaged in a continuous program of research, development, production and marketing with respect to its present and future products, including fields generally related to its business. I further understand that, as an essential part of my employment by the Company, I am expected to make new contributions to and create inventions of value for the Company, although this Agreement does not constitute a contract of employment or obligate the Company to employ me for any stated period of time.

2. I represent that I have not brought and will not bring with me to the Company or use in the performance of my responsibilities at the Company any materials or documents of a former employer which are not generally available to the public, unless I have first obtained written authorization from the former employer for their possession and use, which written authorization I will deliver to the Company on or before my use of such materials or documents.

3. I understand that my employment by the Company creates a relationship of confidence and trust between me and the Company with respect to any information of a confidential or secret nature that may be learned or developed by me during the period of my employment by the Company and which (i) relates to the business of the Company or to the business of any customer or supplier of the Company, or (ii) has been created, discovered or developed by, or has otherwise become known to the Company and has commercial value in the business in which the Company is engaged (hereinafter called “Proprietary Information”). By way of illustration, but not limitation, Proprietary Information includes trade secrets, processes, formulas, computer programs, data, know-how, inventions, improvements, techniques, marketing plans, product plans, strategies, forecasts, personnel information and customer lists.

4. All Proprietary Information shall be the sole property of the Company and its assigns. I hereby assign to the Company any rights I may have or acquire in all Proprietary Information. At all times, both during the entire period of my employment and after its termination, I will keep in confidence and trust all Proprietary Information, and I will not use or disclose any Proprietary Information or anything relating to it without the prior written consent of the Company, except as may be necessary in the ordinary course of performing my duties as an employee of the Company. In addition, I understand that I am only to access, use and disclose Proprietary Information that is necessary for me to have in the course of performing my duties, and that I am not to disclose Proprietary Information to other employees or contractors at EA unless it is necessary for those employees or contractors to have such Proprietary Information in the course of their duties. In the event of the termination of my employment by me or by the Company for any reason, I will promptly deliver to the Company all materials, documents and data of any nature containing or pertaining to any Proprietary Information and I will not take with me any such materials, documents or data or any reproduction thereof.

5. I will promptly disclose in confidence to the Company, or any persons designated by it, all Inventions that are made or conceived or first reduced to practice by me on or after the date specified in Section 16 below and during the entire period of my employment with the Company (or thereafter if Invention uses Proprietary Information of the Company). For the purposes of this Agreement, “Inventions” means all inventions, improvements, original works or authorship, formulas, processes, ideas, innovations, concepts, proposed trademarks, computer programs, techniques, know-how and data, whether or not patentable or copyrightable, made or conceived or first reduced to practice or learned by me, whether or not in the course of my employment.

6. I agree that all Inventions that are made or conceived or first reduced to practice by me on or after the date specified in Section 16 below and during the entire period of my employment with the Company (or thereafter if any such Invention uses Proprietary Information of the Company) shall be the sole and exclusive property of the Company and its assigns, and the Company and its assigns shall have the right to use and/or to apply for patents, copyrights or other statutory or common law protections for such Inventions in any and all countries. I further agree to assist the Company in every proper way (but at the Company’s expense) to obtain and from time to time enforce patents, copyrights and other statutory or common law protections for such Inventions in any and all countries. To that end, I will execute all documents for use in applying for and obtaining such patents, copyrights and other statutory or common law protections therefore and enforcing same, as the Company may desire, together with any assignments thereof to the Company or to persons designated by the Company. My obligations under this Paragraph 6 shall continue beyond the termination of my employment with the Company, but the Company shall compensate me at a reasonable rate after such termination for time actually spent by me at the Company’s request on such assistance.

7. I have been notified and I understand that the provisions of Paragraph 6 above do not apply to an Invention for which all of the following are true (and, as applicable to all California employees, which qualifies fully under the provisions of Section 2870 of the California Labor Code):

(a) The Invention was developed entirely on my own time;

(b) I developed the Invention away from the Company’s facilities, and entirely without using the Company’s equipment, supplies, or trade secret information;

(c) The Invention does not relate to the business or any anticipated research or development of the Company; and

(d) The Invention does not result from, and is not the extension of, any work done by me for the Company.

8. I have identified on Exhibit A attached hereto a complete list of all Inventions which have been made or conceived or first reduced to practice by me alone or jointly with others prior to my employment by the Company and to which the provisions of Sections 5 and 6 above therefore do not apply. I agree, however, that if and when I use or disclose any Invention listed in Exhibit A (or any portion thereof) in the course of my employment, I shall have simultaneously granted to the Company a perpetual, non-cancelable, royalty-free right and license to use, modify, reproduce, practice, market, distribute and sell the portion of such Invention that I have disclosed. If there is no such list on Exhibit A, I represent that I have made no such Inventions at the time of signing this Agreement.

9. I agree that during the entire period of my employment by the Company I will not, without the Company’s prior written consent, engage in any employment or activity other than for the Company in any business in which the Company is now or may hereafter become engaged.

10. I represent that my performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence proprietary information acquired by me in confidence prior to my employment with the Company. I agree not to enter into any agreement either written or oral in conflict herewith. I hereby authorize the Company to make known the terms of this Agreement and the fact of my responsibility hereunder to any person or entity, including without limitation customers of the Company and my future employers.

11. I understand that my breach of this Agreement may cause the Company irreparable harm which may not be adequately compensated by money damages. Accordingly, in the event of a breach or threatened breach by me of this Agreement, the Company shall be entitled to injunctive or other preliminary or equitable relief, without the requirement of posting a bond, in addition to such other remedies as may be available to the Company for such breach or threatened breach, including the recovery of damages.

12. I understand and agree that my employment with the Company is at will, which means that either I or the Company may terminate the employment relationship at any time, with or without cause or notice. In addition, the Company reserves the right to eliminate or change any term or condition of employment at any time with or without cause or notice. I further agree that only the Board of Directors of the Company has the authority to make any agreement contrary to the terms of this provision, and any modification of the at-will nature of my employment must be in writing and executed by me and a duly authorized representative of the Board of Directors.

13. While employed by the Company and for one year thereafter, I agree not to recruit, solicit or induce, or attempt to induce, any employee or employees of the Company to terminate their employment with, or otherwise cease their relationship with, the Company.

14. This Agreement shall be binding upon me, my heirs, executors, assigns and administrators and shall inure to the benefit of the Company, its successors and assigns. If any provision of this Agreement is held by a court of competent jurisdiction to be void or unenforceable for any reason, the remaining provisions of this Agreement shall continue with full force and effect.

15. This Agreement constitutes the entire agreement between the parties as to the subjects herein and supersedes all prior negotiations, understandings, correspondence and agreements with respect to the same subject matter between the parties.

16. This Agreement shall be effective as of the first day of my employment by the Company as CEO, namely, September 17, 2013.

17. There are 0 Inventions identified on Exhibit A attached hereto.

Accepted by

ELECTRONIC ARTS INC.

BY:	/s/ Larry F. Probst, III	BY:	/s/ Andrew Wilson
Employee’s Signature

NAME:	Larry F. Probst, III	NAME:	Andrew Wilson

DATE:	September 15, 2013	DATE:	September 15, 2013

EXHIBIT A

INVENTIONS

Employee Initial:	/s/ AW	Supervisor Initial:	/s/ LP

Attach a separate sheet if necessary